UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2006

NATIONAL BEEF PACKING COMPANY, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-111407	48-1129505
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

12200 North Ambassador Drive, Kansas City, MO	64163
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 449-2333

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 19, 2006, National Beef Packing Company, LLC (the “Company”) entered into a Contribution Agreement with Brawley Beef, LLC (“Brawley Beef”) and National Beef California, LP (“NBC”) (the “Agreement”). NBC is a newly formed limited partnership, formed for the purposes of acquiring substantially all of the assets of Brawley Beef, with National Carriers, a wholly-owned subsidiary of the Company, acting as its general partner. Brawley Beef is an alliance of cattle producers in Arizona and California who supply its state-of-the-art beef processing facility in Brawley, California. The facility commenced operations in December 2001.

Pursuant to the terms of the Agreement, Brawley Beef will contribute substantially all of its assets to NBC in exchange for limited partnership units of NBC, and NBC will assume approximately $72 million of Brawley Beef’s debt and current liabilities. Brawley Beef will then exchange the NBC units with U.S. Premium Beef, LLC, the majority owner of the Company (“USPB”), for 44,160 USPB units or 6.38% of USPB’s currently outstanding units. Under a separate unit exchange agreement between USPB and the Company, USPB will then exchange these units of NBC with the Company for 5,899,297 Class A units and 664,475 Class B-1 units of the Company. As a result, USPB’s ownership interest in the Company’s Class B units will increase to 54.76%.

Adjustments to the purchase price will be made based on changes in the working capital and debt of Brawley Beef prior to the closing date. The closing is expected to occur on May 30, 2006.

Concurrently with the transfer of assets, Brawley Beef will enter into long-term cattle supply agreements with both NBC and USPB under which Brawley Beef commits to supply approximately 275,000 head of cattle to NBC’s Brawley facility.

Under the terms of the Agreement, Brawley Beef makes customary covenants, representations and warranties and agrees to indemnify NBC and the Company for breaches of these representations and warranties. Brawley Beef can satisfy these indemnification obligations over a three-year period with a combination of cash, deductions from payments under certain cattle contracts or surrender of its USPB units at $165 per unit. In addition, Brawley Beef will pledge its USPB units to NBC to secure its obligations under the Agreement. Brawley Beef’s obligations under the Agreement and cattle supply agreements are also supported by limited guaranties from its members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2006	National Beef Packing Company, LLC
	By:	/s/ John R. Miller
John R. Miller
Chief Executive Officer and Manager